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Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

For more information, contact:

Laura Kiernan
Director Investor Relations
(203) 341-4262

Playtex Products, Inc. Announces Proposed Offering of Senior Secured Notes

WESTPORT, CT (January 30, 2004)—Playtex Products, Inc. (NYSE: PYX) announced today plans to offer its senior secured notes in a Rule 144A offering. The gross proceeds from the offering are expected to be approximately $450 million. In connection with the offering of senior secured notes, Playtex also intends to enter into a new senior secured credit facility in an aggregate amount of approximately $150 million.

Playtex intends to use the proceeds from the offering of the senior secured notes and the borrowings under its new credit facility to repay and/or terminate commitments under its existing credit facility, to terminate its existing accounts receivables facility and to pay transaction fees and expenses. The proposed offering of senior secured notes and the other refinancing transactions are expected to close during February 2004.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex infant feeding products, Wet Ones, Baby Magic, Diaper Genie, Mr. Bubble, Playtex tampons, Banana Boat, Woolite rug and upholstery cleaning products, Playtex gloves, Binaca and Ogilvie.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

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  Exhibit 99.1
Playtex Products, Inc. Announces Proposed Offering of Senior Secured Notes